Exhibit 4.11

Amendment to the Employment Agreement
Entered into March 30, 2007

Between:
ALBERTA STAR DEVELOPMENT CORPORATION, a
Company duly incorporated under the laws of the Province of Alberta, having an office at Suite 506-675 West Hastings Street, Vancouver,
British Columbia, V6B 1N2

(the “Company”)
OF THE FIRST PART
And:
TIMOTHY COUPLAND, Executive of 1090 Shamnan Crescent,
Delta, British Columbia, V4M 2L7

(“Coupland”)
OF THE SECOND PART
WHEREAS:

A.	The parties wish to amend the above noted Employment Agreement (the “Agreement”)

THE AMENDMENT:

1.

Coupland shall discount his Base Salary from the current level of $350,000 per annum to $180,000 per annum until further notice from the Board of Directors (the “Board”) where upon the Board shall, in its discretion determine any subsequent increase in salary.

2.	In consideration for this reduction in Base Salary, the Company agrees to the following:

a.

With respect to the calculation of severance under Article 6 and 11 of the Agreement, the Base Salary shall be deemed to be $350,000 and not the reduced Base Salary agreed to pursuant to this amendment. Further, any prorated bonus (which is subject to the Board’s discretion) shall be calculated on the full Base Salary ($350,000) as opposed to the reduced Base Salary.

b.	The Company agrees to amend Article 6(a)(i) of the Agreement such that the severance payments to Coupland shall not be made in seven consecutive monthly installments, but rather one lump sum payment, of $204,166.66 within 30 days of the date of termination. Further, the Company shall treat this severance payment as a “Retiring Allowance” as defined by the Income Tax Act and the lump sum payment shall be subject to a 30% withholding tax.

c.

The Company agrees to co-operate with Coupland to ensure that the payments are made in the most tax effective manner, including payment directly to an RRSP account without withholding tax upon proof of sufficient contribution room with the most current Notice of Assessment from Coupland.

The Parties have amended the Agreement this 1 day of February, 2012.

/s/ “Tim Coupland”
Timothy Coupland

Per:	/s/ “Robert Hall”
Alberta Star Development Corp.
Authorized Representative